Exhibit 3.122

CERTIFICATE OF REGISTRATION OF AN OVERSEAS COMPANY (Registration of a UK Establishment) Company No. FC032347 UK Establishment No. BROl 7420 The Registrar of Companies hereby certifies that ENSCO OFFSHORE INTERNATIONAL HOLDINGS LIMITED has this day been registered under the Companies Act 2006 as having established a UK Establishment in the United Kingdom. Given at Companies House on 9th February 2015